EXHIBIT 10.9








                            SUPPLEMENTAL SAVINGS PLAN

                             OF GENERAL MILLS, INC.















                                  Working Copy


                         Restated as of January 1, 1989
              With Certain Provisions Effective as of January, 1992
                      Further Amended as of November, 1991,
                  December, 1992, August, 1993, and June, 1996

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                            SUPPLEMENTAL SAVINGS PLAN
                             OF GENERAL MILLS, INC.



The Supplemental Savings Plan of General Mills, Inc., a non-qualified deferred compensation plan for the exclusive benefit of its employees, is hereby amended and restated as of January 1, 1989, with certain provisions effective as of January 1, 1992, pursuant to authorization of the Board of Directors of General Mills, Inc.


                                    ARTICLE I

                                  INTRODUCTION


         Section 1.1 Name of Plan. The name of the Plan is the "Supplemental Savings Plan of General Mills, Inc." It is also referred to as the "Supplemental Savings Plan" or the "Plan."

         Section 1.2 Effective Date. The effective date of the Plan is July 25, 1983.

         Section 1.3 Purpose. The purposes of the Supplemental Savings Plan are to: (i) provide a means by which a Participant may, under certain circumstances, be credited with benefits which, in the absence of restrictions imposed by Code Sections 401(a)(17), 401(k), 401(m) or 415, would be provided as Company Contributions under a Base Plan; and (ii) provide a means by which certain individuals, who are otherwise eligible to participate in this Plan, may be credited with amounts set forth under individual arrangements which the Minor Amendment Committee has approved for inclusion in this Plan.


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                                   ARTICLE II

                                   DEFINITIONS


         Section 2.1 Account shall mean a Participant's individual account, as described in Section 3.2 of this Plan.

         Section 2.2 Base Plan shall mean a defined contribution plan sponsored by the Company, which is qualified under the provisions of Code Section 401, including the Voluntary Investment Plan of General Mills, Inc. (VIP), the Profit Sharing & Savings Plan for General Mills Restaurants, Inc. (PSSP), the General Mills, Inc. Employee Stock Ownership Plan (ESOP), the Retirement Savings Plan of General Mills, Inc. (RSP), and such other defined contribution plans as have been declared by the Board to be covered by this Plan.

         Section 2.3 Beneficiary shall mean the beneficiary or beneficiaries designated by the Participant in writing to receive the balance, if any, remaining in the Participant's Account upon the Participant's death.

         Section 2.4 Board shall mean the Board of Directors of General Mills, Inc.

         Section 2.5 Change in Control occurs:

         (a) upon the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause
                  (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

         (b) if individuals who, as of a given date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial


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                  assumption of office occurs as a result of an actual or
                  threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) upon the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors or the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (d) Upon approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         Section 2.6 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Section 2.7 Company shall mean General Mills, Inc., and any of its subsidiaries or affiliated business entities authorized to participate in a Base Plan by the Board, or its delegate.

         Section 2.8 Company Contribution shall mean any contribution or other addition to be made or allocated by the Company under a Base Plan, other than a contribution made pursuant to a Participant's election to make contributions under Code Sections 401(k) or 401(m).

         Section 2.9 ERISA shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

         Section 2.10 Limitation Year shall mean the calendar year.


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         Section 2.11 Minor Amendment Committee shall mean the Minor Amendment
Committee appointed by the Compensation Committee of the Board.

         Section 2.12 Participant shall mean an employee who is eligible to participate in a formal non-qualified deferred compensation program adopted by the Company and who participates in this Supplemental Savings Plan pursuant to
Article III.

         Section 2.13 Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to them in the relevant Base Plan.


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                                   ARTICLE III

                                  PARTICIPATION


         Section 3.1 Participation. An employee described in Section 2.12 will participate in this Plan if:

         (a) as a result of the application of Code Section 415, no additional contributions can be made to the Base Plan for the remainder of the applicable Limitation Year, or as a result of the application of Code Section 401(a)(17), or the application of the nondiscrimination testing limitations imposed by Code Sections 401(k) and 401(m), he or she cannot make any further Participant contributions to the Base Plan for the remainder of the Plan Year for the Base Plan; or

         (b) an individual deferred compensation agreement exists with respect to the employee, and the Minor Amendment Committee approves the inclusion of the amounts to be credited under such agreement as "Company Contributions" under the terms of this Plan. Once credited under this Plan, such amounts shall be subject to all provisions of this Plan.

         Section 3.2 Establishment of Supplemental Savings Plan Accounts. The Company shall establish an Account for each Participant to which amounts shall be credited in accordance with Section 3.3. Such amounts shall be credited to Participants' Accounts under this Plan as bookkeeping entries only.

         Section 3.3 Crediting of Company Contributions. Company Contributions may be credited to a Participant's Account under the following circumstances:

         (a) A Participant shall be credited with amounts under this Plan equal to the additional Company Contributions that would have been made to the Base Plan with respect to such Participant for the remainder of the Plan Year or Limitation Year, as appropriate, as if the restrictions described in Section 3.1 did not apply. Such amounts shall be credited to such Participant's Account under this Plan as of the last day of the month coincident with or next following the date the additional Company Contributions would have been made to the Base Plan if the restrictions described in Section 3.1 did not apply.

                  Such credits shall be based on the rate of total contributions elected by the Participant under the Base Plan as in effect for the period in which the applicable restriction first applies, but not more than the maximum percentage of Earnable Compensation with respect to which Company Contributions may be made pursuant to the Base Plan as in effect for the period without regard to any limitations on Company Contributions which may be imposed under the Base Plan in order to comply with the applicable limitations. In no event will amounts be credited under this Plan with respect to any Participant if the Participant is able to make any additional contributions under the Base Plan without violating: (a) the limitations of Code Section 401(a)(17); (b) the limitations of Code Section 415; or (c) the application of the nondiscrimination limitations under Code Sections 401(k) and 401(m).

                  In no event shall a Participant be credited with Contributions under a Base Plan and this Plan during a given period that would exceed the Contributions that would have


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                  been made to the Base Plan in the absence of the restrictions imposed by Code Sections 401(a)(17), 401(k), 401(m) and 415.

         (b) Under the terms of an individual agreement, the amount of Company Contributions shall be determined at the time the Minor Amendment Committee approves the inclusion of such amounts as Company Contributions under this Plan.

         Section 3.4 Changes in Amounts Credited to a Supplemental Savings Plan Account. Amounts credited to a Participant's Supplemental Savings Plan Account shall be treated as if invested in the Fixed Income Fund of the VIP, unless the Participant has specifically requested, in writing, that the contribution be attributed to a different fund, or combination of funds otherwise available from time to time under the VIP. Effective as of January 1, 1992, the fund elections available for Accounts under this Plan shall be the Fixed Income Fund, the Equity Fund, the International Fund and the U. S. Treasury Fund of the VIP. Participants who had previously elected to have a portion of their Account under this Plan credited as if in the Company Stock Fund shall be given an opportunity to make a written election to have such amounts credited as if in any combination of the Fixed Fund, Equity Fund, U. S. Treasury Fund or International Fund for periods beginning January 1, 1992. In the absence of a written election from a Participant with amounts credited under the Company Stock Fund as of December 31, 1991, such amounts shall be credited under this Plan as if the Participant elected to have such amounts credited in the Fixed Income Fund for periods beginning on and after January 1, 1992. Transfers of amounts already credited to a Participant's Supplemental Savings Plan Account shall be permitted as of the first day of any month, provided a written request is received by the Minor Amendment Committee, or its delegate, on or before the last business day of the preceding month.

         Section 3.5 Distribution of Amounts Credited to a Supplemental Savings Plan Account. Amounts credited to a Participant's Supplemental Savings Plan Account shall be available for distribution only at such times as set forth in this Section.

         (a) Hardship Withdrawals. If an active Participant withdraws 100% of the account balance available for withdrawal under all Base Plans in which he or she participates, such Participant may request a hardship withdrawal under this Plan, by filing such a request in writing with the Minor Amendment Committee. The Minor Amendment Committee, in its sole discretion, may approve such a request if it finds that the Participant has incurred a severe financial hardship occasioned by an emergency, including, but not limited to, illness, disability or personal injury sustained by the Participant or a member of the Participant's immediate family. If such a request is approved, the Participant shall receive amounts reasonably necessary to alleviate the financial hardship from the value of such Participant's Supplemental Savings Plan Account, effective as of the first day of the month following the approval of such hardship withdrawal by the Minor Amendment Committee.

         (b) Death. In the event of the death of a Participant prior to the date a full distribution has been made from the Participant's Supplemental Savings Plan Account, the Company shall make distribution of the balance in such Account to the Participant's Beneficiary, effective as of the January 1 coincident with or next following the date of the Participant's death.

         (c) Termination and Retirement. Unless an effective "Participant Election," described below, has been filed with the Minor Amendment Committee, the Company shall make distribution of the amount credited to a Participant's Supplemental Savings Plan Account to the Participant, in a single sum, as soon as practical after the January 1 coincident with or next following the Participant's last day of employment


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                  with the Company. A Participant may elect a later distribution date and/or distribution in installments by filing a Participant Election with the Minor Amendment Committee, specifying the date and form of distribution of his or her Supplemental Savings Plan Account. Such election shall be effective provided all of the following requirements are met:

                  (1) the Participant Election is filed with the Minor Amendment Committee at least one year prior to the date the distribution would otherwise be made;

                  (2) unless the date of the initial distribution from this Plan pursuant to the Participant Election is during the same calendar year as the date of distribution would otherwise have been made in the absence of such Participant election, the date of the initial distribution from this Plan pursuant to the Participant Election is at least one year after the date the distribution would otherwise have been made in the absence of such Participant Election; and

                  (3) the form of distribution is specified as either a single sum payment, or annual installment payments, for a specified period of time, not to exceed ten years.

                  A retired or terminated Participant (or Beneficiary of a deceased Participant) may, at any time prior or subsequent to the commencement of payments under this Plan, elect in writing to have his or her form of payment of all amounts due under this Plan changed to an immediate single sum distribution which shall be paid within one (1) business day of receipt by the Company of such request; provided that the amount of any such single sum distribution shall be reduced by an amount equal to the product of (X) the total single sum distribution otherwise payable (based on the value of the account as of the first day of the month in which the lump-sum amount is paid, adjusted by a pro-rata portion of the rate of return for the month in which the lump-sum is paid, determined by multiplying the actual rate of return for such month by a fraction, the numerator of which is the number of days in the month prior to the date of payment, and the denominator of which is the number of days in the month), and (Y) the rate set forth in Statistical Release H.15(519), or any successor publication, as published by the Board of Governors of the Federal Reserve System for one-year U.S. Treasury notes under the heading "Treasury Constant Maturities" for the first day of the calendar month in which the request for a single sum distribution is received by the Company.

         Notwithstanding any other provisions of this Plan to the contrary, the Minor Amendment Committee, may, in its sole discretion, direct that payments be made before such payments are otherwise due if, for any reason (including, but not limited to, a change in the tax or revenue laws of the United States of America, a published revenue ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a court of competent jurisdiction involving a Participant or Beneficiary), it believes that a Participant or Beneficiary has recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable under the Plan before they are to be paid. In making this determination, the Minor Amendment Committee shall take into account the hardship that would be imposed on the Participant or Beneficiary by the payment of federal income taxes under such circumstances. All distributions under this Plan shall be in cash paid by check.

         Section 3.6 No Forfeitures of Amounts in a Supplemental Savings Plan Account. All credited amounts in the Plan shall be fully vested. The Participant shall not forfeit any amount credited to his or her Supplemental Savings Plan Account even though such amount would have


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been forfeited if such amount had been a Company Contribution under the Base
Plan to which it was attributable.

         Section 3.7 Non-Assignability of Interests. The interests herein and the right to receive distributions under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests of the Participant under the Plan may be terminated by the Minor Amendment Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such Participant or make any other disposition of such interests that it deems appropriate. Notwithstanding the foregoing, in the event a Participant has received an overpayment from the Supplemental Retirement Plan of General Mills, Inc. and had failed to repay such amounts upon written demand of the Company, the Company shall be authorized and empowered, at the discretion of the Company, to deduct such amount from the Participant's Deferred Accounts.

         Section 3.8 Supplemental Benefits Trust. The Company has established a Supplemental Benefits Trust with Norwest Bank Minneapolis, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations under the Plan and certain other plans of deferred compensation of the Company. In the event of a Change in Control as defined in Section 2.5 hereof, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the Plan. Any Participant of the Plan shall have the right to demand and secure specific performance of this provision. The Company may fund the Trust in the event of the occurrence of a Potential Change in Control as determined by the Finance Committee of the Board. All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust Agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.


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                                   ARTICLE IV

                               PLAN ADMINISTRATION


         Section 4.1 Administration. The Plan shall be administered by the Minor Amendment Committee. The Minor Amendment Committee shall have the authority to interpret the Plan and any such interpretation shall be final and binding on all parties. The Minor Amendment Committee shall have the authority to delegate the duties and responsibilities of maintaining records, issuing such regulations as it deems appropriate, and making distributions hereunder. The Board, or if specifically delegated, its delegate, may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the amounts credited to a Supplemental Savings Plan Account before the time of such amendment or termination unless the Participant becomes entitled to a benefit equal in value to such amount under another plan or practice adopted by the Company, and provided, further, that the Plan may not be amended with respect to benefits accrued under this Plan prior to such amendment after a Change in Control without the written consent of a majority of Participants determined as of the day before such Change in Control. The Company will pay for all distributions made pursuant to the Plan and for all costs, charges and expenses relating to the administration of the Plan.

         Section 4.2 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States of America and the laws of the State applicable to the Base Plan covering the Participant.

         Section 4.3 Arbitration.

         (a) Any controversy or claim arising out of or relating to this Plan, or any alleged breach of the terms or conditions contained herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein.

         (b) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding and, judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (c) The forum for arbitration under this Plan shall be Minneapolis, Minnesota and the governing law for such arbitration shall be laws of the State of Minnesota.

         (d) Arbitration under this Section shall be conducted by a single arbitrator selected jointly by the Company and the Participant or Beneficiary, as applicable (the "Complainant"). If within thirty (30) days after a demand for arbitration is made, the Company and the Complainant are unable to agree on a single arbitrator, three arbitrators shall be appointed. Each party shall select one arbitrator and those two arbitrators shall then select a third neutral arbitrator which thirty (30) days after their appointment. In connection with the selection of the third arbitrator, consideration shall be given to familiarity with executive compensation plans and experience in dispute resolution between parties, as a judge or otherwise. If the arbitrators selected by the parties cannot agree on the third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of the AAA.


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         (e)      If an arbitrator cannot continue to serve, a successor to an arbitrator selected by a party shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified in subsection (d) of this Section. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

         (f) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

         (g) The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrators, which shall be shared equally by the Company and the Complainant.


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